Exhibit 99.1

For Immediate Release	Contact:	Barbara Thompson	Deanna Hart
January 26, 2022		Corporate Communications	Investor Relations
		919-716-2716	919-716-2137

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR FOURTH QUARTER AND FULL YEAR 2021

RALEIGH, N.C. -- First Citizens BancShares, Inc. (“BancShares”) (Nasdaq: FCNCA) reported earnings for the fourth quarter and year ended December 31, 2021.  Key results are presented below:

FOURTH QUARTER RESULTS

Q4 2021	Q4 2020	Q4 2021	Q4 2020	Q4 2021	Q4 2020	Q4 2021	Q4 2020	Q4 2021	Q4 2020
Net income (in millions)		Net income per share		Net interest margin		Return on average assets		Return on average equity
$123.3	$138.1	$12.09	$13.59	2.58%	3.02%	0.84%	1.11%	10.96%	14.02%

YEAR-TO-DATE (“YTD”) RESULTS

2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
Net income (in millions)		Net income per share		Net interest margin		Return on average assets		Return on average equity
$547.5	$491.7	$53.88	$47.50	2.66%	3.17%	1.00%	1.07%	12.84%	12.96%
FOURTH QUARTER HIGHLIGHTS

Net income
Net income was $123.3 million for the fourth quarter of 2021, a decrease of $14.8 million or 10.7%, compared to the same quarter in 2020. Net income per common share was $12.09 for the fourth quarter of 2021, compared to $13.59 per share for the same quarter in 2020.

Return on average assets and equity
Return on average assets for the fourth quarter of 2021 was 0.84%, down from 1.11% for the comparable quarter in 2020. Return on average equity for the fourth quarter of 2021 was 10.96%, down from 14.02% for the comparable quarter in 2020.

Net interest income and net interest margin
Net interest income was $357.4 million for the fourth quarter of 2021, a decrease of $1.3 million or 0.4%, compared to the same quarter in 2020 but was up $10.5 million or 3.0% compared to the third quarter of 2021. The taxable-equivalent net interest margin (“NIM”) was 2.58% for the fourth quarter of 2021, down 44 basis points from 3.02% for the comparable quarter in 2020 and down 3 basis points from 2.61% in the third quarter of 2021.

Provision for credit losses
The provision for credit losses was a net benefit of $5.1 million during the fourth quarter of 2021, compared to a $5.4 million expense during the same quarter in 2020. The allowance for credit losses (“ACL”) was $178.5 million at December 31, 2021, compared to $224.3 million at December 31, 2020, representing 0.55% and 0.68% of loans, respectively.

Operating performance
Noninterest income was $114.3 million for the fourth quarter of 2021, a decrease of $12.5 million or 9.9%, compared to the same quarter in 2020. Noninterest expense was $323.2 million for the fourth quarter of 2021, an increase of $17.8 million or 5.8%, compared to the same quarter in 2020.

Loans and credit quality
Total loans were $32.4 billion, a decrease of $420.5 million or 1.3%, since December 31, 2020. Excluding loans originated under the Small Business Administration Paycheck Protection Program (“SBA-PPP”), total loans increased $1.5 billion, or by 4.9%, since December 31, 2020. Total loans decreased $144.7 million, or by 1.8% on an annualized basis, compared to September 30, 2021. Excluding SBA-PPP loans, total loans increased $448.4 million, or by 5.7% annualized in the fourth quarter of 2021. The net charge-off ratio was -0.01% for the fourth quarter of 2021 compared to 0.06% for the same quarter in 2020.

Deposits
Total deposits grew to $51.4 billion, an increase of $8.0 billion or 18.4%, since December 31, 2020, driven by organic growth. Deposits increased $1.3 billion, or by 10.6% on an annualized basis, compared to September 30, 2021.

Capital
BancShares remained well-capitalized with a total risk-based capital ratio of 14.35%, a Tier 1 risk-based capital ratio of 12.47%, a Common Equity Tier 1 ratio of 11.50% and a Tier 1 leverage ratio of 7.59%.

MERGER WITH CIT GROUP, INC.

On January 3, 2022, BancShares completed its previously announced merger with CIT Group, Inc. (“CIT”) creating a top 20 U.S. financial institution (based on assets) and the largest family-controlled bank in the nation.

“The close of the First Citizens and CIT merger marked a transformational milestone in our company’s history and the true start of our integration efforts,” said Frank B. Holding Jr., First Citizens chairman and chief executive officer. “We’re officially one stronger and better team, with complementary strengths positioned to give our customers greater access to a broader range of products and services. We’re creating a bank with more ways to fulfill our Forever First promise to customers and prospects — one that helps more people and supports our communities across the nation.”

CIT, CIT Bank and OneWest Bank are currently operating as divisions of First Citizens Bank, and these customers are able to continue to bank as they normally do. For now, these customers are being served through their current branches, websites, mobile apps, bankers and advisors. Over the coming months, a series of conversions to First Citizens’ systems and operations will take place.

The fourth quarter and full year results included in this earnings release do not include financial results of CIT. Limited financial information on CIT’s results for the quarter and year ended December 31, 2021 will be included in our fourth quarter 2021 earnings presentation.

NET INTEREST INCOME & NET INTEREST MARGIN

Net interest income was $357.4 million for the fourth quarter of 2021, a decrease of $1.3 million or 0.4% compared to the same quarter in 2020. This was primarily due to a decline in the yield on loans and a decrease in interest and fee income on SBA-PPP loans, largely offset by organic loan growth, higher investment and overnight balances and yields, as well as lower rates on interest-bearing deposits. SBA-PPP loans contributed $26.5 million in interest and fee income for the fourth quarter of 2021 compared to $42.2 million for the same quarter in 2020. Net interest income increased $10.5 million compared to the linked quarter due primarily to higher SBA-PPP interest and fee income and increased loan (excluding SBA-PPP loans) and investment balances. This increase was partially offset by declines in loan and investment yields. SBA-PPP loans contributed $20.0 million in interest and fee income during the third quarter of 2021.

The taxable-equivalent NIM was 2.58% during the fourth quarter of 2021, a decrease of 44 basis points from 3.02% for the comparable quarter in 2020. The margin decline was primarily due to changes in earning asset mix driven by excess liquidity and higher balances in overnight investments, a decline in the yield on loans and lower income on SBA-PPP loans. These declines were partially offset by lower rates paid on interest-bearing deposits and higher investment yields. The taxable-equivalent NIM declined 3 basis points from 2.61% for the linked quarter primarily due to changes in earning asset mix and lower investment yields, partially offset by an increase in SBA-PPP income.

Net interest income was $1.39 billion for the twelve months ended December 31, 2021, an increase of $2.2 million or 0.2% compared to the same period in 2020. While total net interest income in both periods was materially unchanged, there were components that varied period over period. The items positively impacting net interest income included increased loan, investment and overnight balances, as well as lower deposit rates and an increase in SBA-PPP income. These increases were largely offset by a decline in the yield on interest-earning assets. SBA-PPP loans contributed $104.6 million in interest and fee income for the twelve months ended December 31, 2021, compared to $90.1 million for the same period in 2020.

The taxable-equivalent NIM was 2.66% for the twelve months ended December 31, 2021, a decrease of 51 basis points from 3.17% for the comparable period in 2020. The margin decline was primarily due to changes in earning asset mix and a decline in the yield on interest-earning assets, partially offset by lower rates paid on interest-bearing deposits and increased income from SBA-PPP loans.

PROVISION FOR CREDIT LOSSES

Provision for credit losses was a net benefit of $5.1 million for the fourth quarter of 2021 compared to $5.4 million in expense for the same quarter in 2020. The fourth quarter of 2021 was favorably impacted by a $4.7 million reserve release driven primarily by continued strong credit performance, low net charge-offs and improvement in macroeconomic factors. Total net recoveries for the fourth quarter of 2021 were $0.4 million compared to net charge-offs of $5.0 million for the comparable quarter in 2020.  The net charge-off ratio was (0.01%) for the fourth quarter of 2021 compared to 0.06% for the same quarter in 2020.

Provision for credit losses was a benefit of $36.8 million for the twelve months ended December 31, 2021, compared to $58.4 million in expense for the same period in 2020. Provision for credit losses for the twelve months ended December 31, 2021, was favorably impacted by a $45.8 million reserve release driven primarily by improvement in macroeconomic factors, continued strong credit performance and low net charge-offs. The comparable period in 2020 included a $35.9 million reserve build related to uncertainties surrounding COVID-19. Net charge-offs for the twelve months ended December 31, 2021, were $9.0 million, a decrease from $22.4 million for the comparable period in 2020 due to a lower volume of charge-offs and higher recoveries. The net charge-off ratio was 0.03% for the twelve months ended December 31, 2021, compared to 0.07% for the same period in 2020.

NONINTEREST INCOME

Noninterest income was $114.3 million for the fourth quarter of 2021, a decrease of $12.5 million or 9.9%, compared to $126.8 million for the same quarter in 2020. Contributing to the decline was a $15.9 million reduction in fair market value adjustments on marketable equity securities, a $6.0 million decrease in mortgage income due to reductions in gain on sale and production volume driven by higher mortgage rates and increased competition and a $5.3 million decline in realized gains on available for sale securities. These declines were partially offset by a $5.3 million increase in wealth management services due to growth in assets under management resulting in higher advisory and transaction fees, a $3.6 million increase in service charges on deposit accounts, a $2.6 million increase in cardholder services, net, and a $1.2 million increase in both merchant services, net and other service charges and fees. Excluding fair market value adjustments on marketable equity securities and realized gains on available for sale securities, noninterest income was $111.2 million for the fourth quarter of 2021, an increase of $8.6 million or 8.4% compared to $102.6 million for the same quarter in 2020.

Noninterest income was $508.0 million for the twelve months ended December 31, 2021, an increase of $31.3 million or 6.6% compared to $476.8 million for the same period in 2020. The primary drivers of the increase were a $26.0 million increase in wealth management services due to growth in assets under management resulting in higher advisory and transaction fees, a $12.4 million increase in cardholder services, net, a $9.0 million increase in merchant services, net, a $7.1 million increase in service charges on deposit accounts, a $5.0 million increase in other service charges and fees and a $4.7 million favorable change in fair market value adjustments on marketable equity securities. These increases were partially offset by a $27.1 million decrease in realized gains on available for sale securities due to lower sales volume and a $9.1 million decline in mortgage income due to reductions in gain on sale and production volume driven by higher mortgage rates and increased competition. Excluding fair market value adjustments on marketable equity securities and realized gains on available for sale securities, noninterest income was $440.8 million for the twelve months ended December 31, 2021, an increase of $53.7 million or 13.9%, compared to $387.1 million for the same period in 2020.

NONINTEREST EXPENSE

Noninterest expense was $323.2 million for the fourth quarter of 2021, an increase of $17.8 million or 5.8%, compared to the same quarter in 2020. The primary driver of the increase was a $9.9 million increase in salaries and wages driven by annual merit increases, increases in revenue-driven incentives, and an increase in temporary personnel cost. Additionally contributing to the increase was a $4.5 million increase in merger-related expenses related to the merger with CIT and a $3.7 million increase in processing fees paid to third parties driven by our continued investments in digital and technology to support revenue-generating businesses and improve internal processes.

Noninterest expense was $1.2 billion for the twelve months ended December 31, 2021, an increase of $44.8 million or 3.8% compared to the same period in 2020. The most significant driver of the increase was a $33.2 million increase in salaries and wages due primarily to annual merit increases, increases in revenue-driven incentives, and an increase in temporary personnel costs. Also contributing to the higher expense was an $15.0 million increase in processing fees paid to third parties driven by our continued investments in digital and technology to support revenue-generating businesses and improve internal processes, and a $12.0 million increase in merger-related expense associated with the CIT merger. These increases were partially offset by a $15.6 million decrease in other expense due largely attributable to a decline in pension expense and amortization of core deposit intangibles, as well as an $8.2 million decrease in collection and foreclosure-related expenses.

INCOME TAXES

Income tax expense totaled $30.3 million and $36.6 million for the fourth quarter of 2021 and 2020, respectively, representing effective tax rates of 19.7% and 21.0% for the respective periods. Income tax expense totaled $154.2 million and $126.2 million for the year ended 2021 and 2020, respectively, representing effective tax rates of  22.0% and 20.4% for the respective periods.

In 2021 and 2020 BancShares’ utilized an allowable alternative for computing its federal income tax liability. The allowable alternative provides BancShares the ability to use the federal income tax rate for certain current year deductible amounts related to prior year FDIC-assisted acquisitions that was applicable when these amounts were originally subjected to tax. Without this alternative, the effective tax rates for 2021 would be materially unchanged and the annual effective tax rate for the fourth quarter and year ended 2020 would have been approximately 23.0% and 22.7% respectively.

LOANS AND DEPOSITS

At December 31, 2021, loans totaled $32.4 billion, a decrease of $420.5 million or 1.3% since December 31, 2020. SBA-PPP loans totaled $493.8 million as of December 31, 2021, compared to $2.4 billion as of December 31, 2020. Excluding SBA-PPP loans,  total loans increased $1.5 billion, or by 4.9% since December 31, 2020. Total loans decreased $144.7 million, or by 1.8% on an annualized basis compared to September 30, 2021. Excluding SBA-PPP loans, total loans increased $448.4 million, or by 5.7% on an annualized basis during  the fourth quarter of 2021.

At December 31, 2021, deposits totaled $51.4 billion, an increase of $8.0 billion or 18.4%, since December 31, 2020, driven by organic growth. Deposits increased $1.3 billion, or by 10.6% on an annualized basis since September 30, 2021.

ALLOWANCE FOR CREDIT LOSSES (ACL)

The ACL was $178.5 million at December 31, 2021, compared to $224.3 million at December 31, 2020, a decrease of $45.8 million. The ACL as a percentage of total loans and leases was 0.55% at December 31, 2021, compared to 0.68% at December 31, 2020. The reduction was primarily due to a $45.8 million reserve release for the twelve months ended December 31, 2021, driven primarily by continued strong credit performance, low net charge-offs and improvement in macroeconomic factors.

NONPERFORMING ASSETS

Nonperforming assets, including nonaccrual loans and other real estate owned, were $159.6 million or 0.49% of total loans and other real estate owned at December 31, 2021, compared to $242.4 million or 0.74% at December 31, 2020.

CAPITAL TRANSACTIONS

During the fourth quarter of 2021 and in the fourth quarter of 2020, BancShares did not repurchase any shares of Class A common stock. For the twelve months ended December 31, 2021, BancShares did not repurchase any shares of Class A common stock compared to repurchases of 813,090 shares of Class A common stock for $333.8 million at an average cost per share of $410.48 for the comparable period in 2020. All Class A common stock repurchases completed in 2020 were consummated under previously approved authorizations. Following the expiration of our latest share repurchase authorization on July 31, 2020, share repurchase activity was suspended.

EARNINGS CALL DETAILS

BancShares will host a conference call to discuss the company's financial results on Wednesday. January 26, 2022, at 9 a.m. Eastern time.

To access this call, dial:

Domestic: 833-654-8257
International: 602-585-9869
Conference ID: 1049136

The fourth quarter 2021 earnings presentation and this news release are available on the company’s website at www.firstcitizens.com/investor-relations.

After the conference call, you may access a replay of the call through February 10, 2022, by dialing 855-859-2056 (domestic) or 404-537-3406 (international) with conference ID 1049136.

ABOUT FIRST CITIZENS BANCSHARES

BancShares is the financial holding company for First-Citizens Bank & Trust Company (“First Citizens Bank”) which helps personal, business, commercial and wealth clients build financial strength that lasts. As the largest family-controlled bank in the United States, First Citizens is continuing a unique legacy of strength, stability and long-term thinking that has spanned generations. Founded in 1898 and headquartered in Raleigh, N.C., First Citizens also operates a nationwide direct bank and a network of more than 600 branches in 22 states. Industry specialists bring a depth of expertise that helps businesses and individuals meet their specific goals at every stage of their financial journey. First Citizens Bank brings together personal service and powerful tools to help customers do more with their money – and make more of their future. Visit First Citizens’ website at firstcitizens.com. First Citizens Bank. Forever First®

FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and future performance of BancShares. Words such as “anticipates,” “believes,” “estimates,” “expects,” “predicts,” “forecasts,” “intends,” “plans,” “projects,” “targets,” “designed,” “could,” “may,” “should,” “will,” “potential,” “continue” or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on BancShares’ current expectations and assumptions regarding BancShares’ business, the economy, and other future conditions.

Because forward-looking statements relate to future results and occurrences, they are subject to inherent risks, uncertainties, changes in circumstances and other risk factors that are difficult to predict. Many possible events or factors could affect BancShares’ future financial results and performance and could cause the actual results, performance or achievements of BancShares to differ materially from any anticipated results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, general competitive, economic, political, and market conditions, the impacts of the global COVID-19 pandemic on BancShares’ business and customers, the financial success or changing conditions or strategies of BancShares’ customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel, and the failure to realize the anticipated benefits of BancShares’ previous acquisition transaction(s), including the recently completed transaction with CIT, which acquisition risks include (1) disruption from the transaction, or recently completed mergers, with customer, supplier or employee relationships, (2) the possibility that the amount of the costs, fees, expenses and charges related to the transaction may be greater than anticipated, including as a result of unexpected or unknown factors, events or liabilities, (3) reputational risk and the reaction of the parties’ customers to the transaction, (4) the risk that the cost savings and any revenue synergies from the transaction may not be realized or take longer than anticipated to be realized, and (5)  difficulties experienced in the integration of the businesses.

Except to the extent required by applicable laws or regulations, BancShares disclaims any obligation to update forward-looking statements or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Additional factors which could affect the forward-looking statements can be found in BancShares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2021, June 30, 2021 and September 30, 2021, and its other filings with the Securities and Exchange Commission (the “SEC”), and in CIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as amended on Form 10-K/A, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2021, June 30, 2021 and September 30, 2021, and its other filings with the SEC.

###

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands, unaudited)	December 31, 2021	December 31, 2020
Assets
Cash and due from banks	$337,814	$362,048
Overnight investments	9,114,660	4,347,336
Investment in marketable equity securities (cost of $72,894 at December 31, 2021 and $84,837 at December 31, 2020)	97,528	91,680
Investment securities available for sale (cost of $9,215,219 at December 31, 2021 and $6,911,965 at December 31, 2020)	9,203,427	7,014,243
Investment securities held to maturity (fair value of $3,759,650 at December 31, 2021 and $2,838,499 at December 31, 2020)	3,809,453	2,816,982
Loans held for sale	98,741	124,837
Loans and leases	32,371,522	32,791,975
Allowance for credit losses	(178,493)	(224,314)
Net loans and leases	32,193,029	32,567,661
Premises and equipment	1,233,418	1,251,283
Other real estate owned	39,328	50,890
Income earned not collected	134,237	145,694
Goodwill	346,064	350,298
Other intangible assets	43,085	50,775
Other assets	1,657,356	783,953
Total assets	$58,308,140	$49,957,680
Liabilities
Deposits:
Noninterest-bearing	$21,404,808	$18,014,029
Interest-bearing	30,001,286	25,417,580
Total deposits	51,406,094	43,431,609
Securities sold under customer repurchase agreements	589,101	641,487
Federal Home Loan Bank borrowings	644,659	655,175
Subordinated debt	477,564	504,518
Other borrowings	72,155	88,470
FDIC shared-loss payable	—	15,601
Other liabilities	381,326	391,552
Total liabilities	53,570,899	45,728,412
Shareholders’ equity
Common stock:
Class A - $1 par value (16,000,000 shares authorized; 8,811,220 shares issued and outstanding at December 31, 2021 and December 31, 2020)	8,811	8,811
Class B - $1 par value (2,000,000 shares authorized; 1,005,185 shares issued and outstanding at December 31, 2021 and December 31, 2020)	1,005	1,005
Preferred stock - $0.01 par value (10,000,000 shares authorized; 345,000 shares issued and outstanding at December 31, 2021 and December 31, 2020; $1,000 per share liquidity preference)	339,937	339,937
Retained earnings	4,377,712	3,867,252
Accumulated other comprehensive income	9,776	12,263
Total shareholders’ equity	4,737,241	4,229,268
Total liabilities and shareholders’ equity	$58,308,140	$49,957,680

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three months ended			Twelve months ended
(Dollars in thousands, except per share data, unaudited)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Interest income
Loans and leases	$328,288	$319,214	$344,691	$1,294,813	$1,332,720
Investment securities interest and dividend income	39,670	39,246	31,166	145,200	144,459
Overnight investments	4,049	3,395	1,019	10,997	6,847
Total interest income	372,007	361,855	376,876	1,451,010	1,484,026
Interest expense
Deposits	7,832	8,073	11,057	33,240	66,635
Securities sold under customer repurchase agreements	260	358	374	1,312	1,610
Federal Home Loan Bank borrowings	2,110	2,114	2,151	8,410	9,763
Subordinated debt	4,166	4,174	4,291	16,709	16,074
Other borrowings	237	249	287	1,005	1,775
Total interest expense	14,605	14,968	18,160	60,676	95,857
Net interest income	357,402	346,887	358,716	1,390,334	1,388,169
Provision (credit) for credit losses	(5,138)	(1,120)	5,403	(36,835)	58,352
Net interest income after provision for credit losses	362,540	348,007	353,313	1,427,169	1,329,817
Noninterest income
Wealth management services	32,902	31,935	27,624	128,788	102,776
Service charges on deposit accounts	26,479	24,858	22,886	94,756	87,662
Cardholder services, net	21,374	22,879	18,788	86,684	74,291
Other service charges and fees	9,270	9,205	8,082	35,923	30,911
Merchant services, net	7,282	8,409	6,108	33,140	24,122
Mortgage income	5,482	6,106	11,451	30,508	39,592
Insurance commissions	3,854	4,000	4,091	15,556	14,544
ATM income	1,468	1,481	1,404	6,002	5,758
Marketable equity securities gains, net	3,066	8,082	18,934	34,081	29,395
Realized gains on investment securities available for sale, net	—	3,350	5,281	33,119	60,253
Other	3,082	2,639	2,116	9,445	7,446
Total noninterest income	114,259	122,944	126,765	508,002	476,750
Noninterest expense
Salaries and wages	160,774	160,947	150,835	623,194	590,020
Employee benefits	32,490	32,146	31,581	135,659	132,244
Occupancy expense	29,897	29,101	32,143	117,180	117,169
Equipment expense	30,237	30,229	29,481	119,171	115,535
Processing fees paid to third parties	16,041	15,602	12,306	59,743	44,791
FDIC insurance expense	3,871	3,661	3,337	14,132	12,701
Collection and foreclosure-related expenses	2,235	836	3,487	5,442	13,658
Merger-related expenses	9,862	7,013	5,342	29,463	17,450
Other	37,781	33,283	36,861	129,526	145,117
Total noninterest expense	323,188	312,818	305,373	1,233,510	1,188,685
Income before income taxes	153,611	158,133	174,705	701,661	617,882
Income taxes	30,329	34,060	36,621	154,202	126,159
Net income	$123,282	$124,073	$138,084	$547,459	$491,723
Preferred stock dividends	4,636	4,636	4,636	18,544	14,062
Net income available to common shareholders	$118,646	$119,437	$133,448	$528,915	$477,661
Weighted average common shares outstanding	9,816,405	9,816,405	9,816,405	9,816,405	10,056,654
Earnings per common share	$12.09	$12.17	$13.59	$53.88	$47.50
Dividends declared per common share	0.47	0.47	0.47	1.88	1.67

SELECTED QUARTERLY RATIOS

	Three months ended
	December 31, 2021	September 30, 2021	December 31, 2020
SELECTED RATIOS (1)
Book value per share at period-end	$447.95	$432.07	$396.21
Annualized return on average assets	0.84%	0.88%	1.11%
Annualized return on average equity	10.96	11.29	14.02
Total risk-based capital ratio	14.35	14.30	13.81
Tier 1 risk-based capital ratio	12.47	12.32	11.63
Common equity Tier 1 ratio	11.50	11.34	10.61
Tier 1 leverage capital ratio	7.59	7.68	7.86
(1)  Capital ratios are preliminary

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended
(Dollars in thousands, unaudited)	December 31, 2021	September 30, 2021	December 31, 2020
ALLOWANCE FOR CREDIT LOSSES (1)
ACL at beginning of period	$183,194	$189,094	$223,936
Provision for credit losses	(5,138)	(1,120)	5,403
Net charge-offs of loans and leases:
Charge-offs	(8,258)	(11,074)	(9,848)
Recoveries	8,695	6,293	4,823
Net charge-offs of loans and leases	437	(4,781)	(5,025)
ACL at end of period	$178,493	$183,193	$224,314
ACL at end of period allocated to:
PCD	$14,802	$18,438	$23,987
Non-PCD	163,691	164,756	200,327
ACL at end of period	$178,493	$183,194	$224,314
Reserve for unfunded commitments	$11,815	$11,472	$12,814
SELECTED LOAN DATA
Average loans and leases:
PCD	$356,997	$384,673	$479,302
Non-PCD	32,030,717	32,222,960	32,374,204
Loans and leases at period-end:
PCD	337,624	373,255	462,882
Non-PCD	32,033,898	32,142,934	32,329,093
RISK ELEMENTS
Nonaccrual loans and leases	$120,306	$163,775	$191,483
Other real estate owned	39,328	40,649	50,890
Total nonperforming assets	$159,634	$204,424	$242,373
Accruing loans and leases 90 days or more past due	$6,925	$5,614	$5,862
RATIOS
Net charge-offs (annualized) to average loans and leases	(0.01)%	0.06%	0.06%
ACL to total loans and leases(2):
PCD	4.38	4.94	5.18
Non-PCD	0.51	0.51	0.62
Total	0.55	0.56	0.68
Ratio of total nonperforming assets to total loans, leases and other real estate owned	0.49	0.63	0.74
(1) BancShares recorded no ACL on investment securities as of December 31, 2021, September 30, 2021, or December 31, 2020.

(2) Loans originated in relation to the SBA-PPP do not have a recorded ACL. As of December 31, 2021, the ratio of ACL to total Non-PCD loans excluding SBA-PPP loans was 0.52% while the ratio of ACL to total loans excluding SBA-PPP loans was 0.56%. As of December 31, 2020, the ratio of ACL to total Non-PCD loans excluding SBA-PPP loans was 0.67% while the ratio of ACL to total loans excluding SBA-PPP loans was 0.74%.

AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN

	Three months ended
	December 31, 2021			September 30, 2021			December 31, 2020
(Dollars in thousands, unaudited)	Average Balance	Interest	Yield/ Rate (2)	Average Balance	Interest	Yield/ Rate (2)	Average Balance	Interest	Yield/ Rate (2)
INTEREST-EARNING ASSETS
Loans and leases (1)	$32,488,033	$328,781	3.98%	$32,707,591	$319,738	3.85%	$32,964,390	$345,300	4.12%
Investment securities:
U.S. Treasury	560,737	1,401	0.99	—	—	—	526,072	250	0.19
Government agency	832,821	1,381	0.66	824,499	2,076	1.01	695,757	1,574	0.90
Mortgage-backed securities	9,300,971	28,597	1.23	9,164,180	29,056	1.27	7,981,834	21,130	1.06
Corporate bonds	620,341	7,782	5.02	597,386	7,610	5.10	591,780	7,657	5.18
Other investments	109,233	563	2.04	121,454	544	1.78	93,681	600	2.55
Total investment securities	11,424,103	39,724	1.39	10,707,519	39,286	1.47	9,889,124	31,211	1.26
Overnight investments	10,689,674	4,050	0.15	8,956,055	3,395	0.15	4,069,309	1,019	0.10
Total interest-earning assets	$54,601,810	$372,555	2.69	$52,371,165	$362,419	2.73	$46,922,823	$377,530	3.17
Cash and due from banks	336,715			364,593			325,890
Premises and equipment	1,239,037			1,239,111			1,262,831
Allowance for credit losses	(183,810)			(189,885)			(225,339)
Other real estate owned	41,673			40,786			50,949
Other assets	2,080,518			2,096,588			1,220,649
Total assets	$58,115,943			$55,922,358			$49,557,803
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$11,993,935	$1,382	0.05%	$11,323,503	$1,350	0.05%	$9,688,744	$1,533	0.06%
Savings	4,140,161	324	0.03	3,979,389	342	0.03	3,230,625	306	0.04
Money market accounts	10,357,923	2,223	0.09	9,866,327	2,357	0.09	8,529,816	3,242	0.15
Time deposits	2,517,265	3,903	0.62	2,599,006	4,024	0.61	3,017,044	5,976	0.79
Total interest-bearing deposits	29,009,284	7,832	0.11	27,768,225	8,073	0.12	24,466,229	11,057	0.18
Securities sold under customer repurchase agreements	650,123	260	0.16	672,114	358	0.21	684,311	374	0.22
Other short-term borrowings	—	—	—	—	—	—	—	—	—
Long-term borrowings	1,217,099	6,513	2.12	1,222,452	6,537	2.12	1,250,682	6,729	2.13
Total interest-bearing liabilities	30,876,506	$14,605	0.19	29,662,791	$14,968	0.20	26,401,222	$18,160	0.27
Demand deposits	22,229,233			21,338,862			18,657,083
Other liabilities	377,286			384,113			373,403
Shareholders' equity	4,632,918			4,536,592			4,126,095
Total liabilities and shareholders' equity	$58,115,943			$55,922,358			$49,557,803
Interest rate spread			2.50%			2.53%			2.90%
Net interest income and net yield on interest-earning assets		$357,950	2.58%		$347,451	2.61%		$359,370	3.02%
(1) Loans and leases include PCD and non-PCD loans, nonaccrual loans and loans held for sale.

(2) Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 21.0% for all periods presented, as well as state income tax rates of 3.3% for the three months ended December 31, 2021 and September 30, 2021, and 3.4% for the three months ended December 31, 2020. The taxable-equivalent adjustment was $548 thousand, $564 thousand, and $654 thousand for the three months ended December 31, 2021, September 30, 2021, and December 31, 2020, respectively.